Exhibit 10.6

COMPLIANCE ESCROW AGREEMENT

THIS COMPLIANCE ESCROW AGREEMENT (this “Escrow Agreement”) made as of October 31, 2008, by and among Hyde Park Acquisition Corp., a Delaware corporation (the “Purchaser”), KCP Services, LLC, a Delaware limited liability company (the “Seller Representative”), and KeyBank National Association, as escrow agent (the “Escrow Agent”).

WITNESSETH

WHEREAS, Essex Crane Rental Corporation, a Delaware corporation (“Essex”), the Purchaser, Seller Representative, Essex Holdings LLC, a Delaware limited liability company (“Holdings”) and the members of Holdings (the “Members”) have entered into a certain Purchase Agreement dated as of March 6, 2008, as amended May 9, 2008 and August 14, 2008 (the “Purchase Agreement”) with respect to the sale to Purchaser of a majority of the equity securities of Holdings;

WHEREAS, pursuant to the Purchase Agreement, Essex, Holdings, Seller Representative, the Members and Purchaser have entered into a certain Compliance Agreement dated as of March 6, 2008 (the “Compliance Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Compliance Agreement); and

WHEREAS, pursuant to the Purchase Agreement and Compliance Agreement a portion of the Total Purchase Price (as defined in the Purchase Agreement) shall be delivered to the Escrow Agent to be held in escrow in accordance with the provisions hereof.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder in accordance with the terms set forth herein, and the Escrow Agent hereby agrees to accept such appointment.

2. Deposit of Escrow Funds.

(a) At the Closing (as defined in the Purchase Agreement), the Purchaser shall deliver to the Escrow Agent an aggregate amount of $492,225 (the “Escrow Funds”) by wire transfer of immediately available funds. The Escrow Funds are to be held and disbursed by the Escrow Agent in accordance with the terms set forth herein.

(b) During the term of this Escrow Agreement, the Escrow Funds shall be held in a trust account at KeyBank National Association (“Trust Account”), together with the Cash Escrow Funds subject to that certain Escrow Agreement, dated October 31, 2008, among Purchaser, Seller Representative and Escrow Agent (the “General Escrow Agreement”), segregated apart from the general funds of KeyBank National Association, pending disbursement pursuant to this Escrow Agreement. The Escrow Agent shall cause the Escrow Funds to be invested, to the maximum practical extent, in United States Treasury bills having a maturity of thirty-one (31) days or less or other similar short-term instruments, including, without limitation, the Victory Institutional Money Market Fund, payment of the principal and interest on which is backed by the full faith and credit of the United States. Any interest earned on the Escrow Funds shall be for the account of the Seller Representative. Accordingly, the Escrow Agent shall distribute to Seller Representative within five days following the end of each calendar quarter an amount equal to any interest or other earnings on such Escrow Funds. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

3. Release of Escrow Funds. The Escrow Funds shall be distributed by the Escrow Agent as follows:

(a) If the Seller Representative and the Purchaser shall at any time jointly direct Escrow Agent in writing to distribute some or all of the Escrow Funds, or if Escrow Agent shall have received an order, decree or judgment of a court or arbitrator of competent jurisdiction and directing Escrow Agent to distribute some or all of the Escrow Funds, Escrow Agent shall on the fifth (5th) Business Day thereafter distribute the amount of the Escrow Funds as directed in such joint written direction, order, decree or judgment.

(b) At any time during the term of this Agreement, Purchaser may give to Seller Representative and the Escrow Agent written notice (a “Payment Notice”) describing in reasonable detail any costs incurred by Purchaser or the Company following the Closing with respect to completion of the work items listed on Schedule A hereto (“Costs”). In the event that Seller Representative disputes that the amount of the Costs specified in a Payment Notice, or any portion thereof, is due and payable to Purchaser, Seller Representative shall deliver to Purchaser and Escrow Agent a notice (an “Objection Notice”) indicating the amount of such dispute (a “Disputed Amount”) and describing in reasonable detail the grounds for such dispute. If the Escrow Agent does not receive a copy of an Objection Notice on or prior to the tenth (10th) Business Day (the “Objection Date”) immediately following receipt by the Escrow Agent of a copy of a Payment Notice delivered pursuant to the this Agreement, then the Escrow Agent shall, on the fifth (5th) Business Day after the Objection Date, distribute to, or as directed by, the Purchaser the amount claimed by the Purchaser in the Payment Notice.

(c) If the Escrow Agent receives a copy of an Objection Notice on or prior to the Objection Date, then the Escrow Agent shall (i) on the fifth (5th) Business Day after the Objection Date distribute to, or as directed by, the Purchaser the amount claimed by the Purchaser in the Payment Notice which is not disputed by the Seller Representative in such Objection Notice and (ii) retain as part of the Escrow Funds the Disputed Amount, and continue to hold and disburse such amount in accordance with the provisions of this Escrow Agreement.

(d) Promptly, but in no event longer than five (5) Business Days, following the date on which Purchaser and Seller agree that the work items listed on Schedule A have been fully completed, the Purchaser and the Seller Representative shall deliver joint written notice to the Escrow Agent directing the Escrow Agent to distribute to, or as directed by, the Seller Representative the then-remaining amount of the Escrow Funds less (A) the aggregate of any Disputed Amounts and (B) the amount claimed by the Purchaser in any Payment Notices received as of such date by the Escrow Agent in respect of which an Objection Notice had not yet been received, or required to be received, by the Escrow Agent (“Pending Claim Amounts”). The Escrow Agent shall continue to hold and disburse such Disputed Amounts and Pending Claim Amounts in accordance with the provisions of this Escrow Agreement.

4. Escrow Agent.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between any of the parties hereto, in connection herewith, if any, including without limitation the Compliance Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement.

(b) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser or the Seller Representative. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to hold safely all the Escrow Funds until it shall be directed otherwise in writing by the Purchaser and the Seller Representative jointly or by a final order or judgment of a court of competent jurisdiction. The parties to this Escrow Agreement agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, except where the Escrow Agent is a necessary party or is otherwise required by law to be a party to such dispute.

(d) Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days advance notice in writing of such resignation to the Purchaser and the Seller Representative specifying a date when such resignation shall take effect. The Purchaser and the Seller Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named escrow agent. If the Purchaser and the Seller Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

6. Fees. The Purchaser and the Seller Representative agree jointly and severally to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, pursuant to the fee schedule set forth in the General Escrow Agreement, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.

7. Indemnity. The Purchaser and the Seller Representative shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Purchaser or the Seller Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The Purchaser and the Seller Representative hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Funds for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

8. Termination. This Escrow Agreement shall automatically, without any action by the Purchaser or the Seller Representative, be terminated upon the disbursement by the Escrow Agent of all the Escrow Funds pursuant to the terms herein.

9. Notices.

(a) All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

(ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

(b) Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 9, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent reasonably deems appropriate.

(c) "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

(d) All communications under this Escrow Agreement shall be delivered to the following address:

If to the Purchaser:	Hyde Park Acquisition Corp. 461 Fifth Avenue, 25 Floor New York, NY 10017 Attn: Laurence S. Levy and Edward Levy Fax: (212) 644-6262

with a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Attention: Todd J. Emmerman, Esq. Fax: (212) 940-8776

If to Seller Representative:	KCP Services LLC 3201 Enterprise Parkway, Suite 200 Beachwood, OH 44122 Attention: Michael DeGrandis Fax (216) 593-0240
with a copy to:	Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114 Attention: Charles W. Hardin Jr. Fax (216) 579-0212

If to the Escrow Agent:	KeyBank National Association 127 Public Square Corporate Escrow Dept., 14th Floor Cleveland, Ohio 44114 Attn: Joyce A. Apostolec Fax (216) 689-3777

10. Amendments and Waivers. This Escrow Agreement may only be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the parties and their respective successors and assigns.

11. Successors and Assigns. The terms and conditions of this Escrow Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. Except as otherwise set forth herein, no party to this Escrow Agreement may assign its rights or delegate its duties under this Escrow Agreement without the consent of the other parties hereto. The term “Escrow Agent” as used herein shall also refer to the successors and assigns of Escrow Agent, including, without limitation, a receiver, trustee, custodian or debtor-in-possession.

12. Titles and Subtitles. The titles and subtitles used in this Escrow Agreement are used for convenience only and are not to be considered in construing or interpreting this Escrow Agreement.

13. Severability. If one or more provisions of this Escrow Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Escrow Agreement, (ii) the balance of this Escrow Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Escrow Agreement shall be enforceable in accordance with its terms.

14. Entire Agreement. This Escrow Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein.

15. Counterparts. This Escrow Agreement may be executed in a number of identical counterparts but all counterparts shall constitute one agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

16. Governing Law. This Escrow Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

17. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York and waives trial by jury in any action or proceeding with respect to this Escrow Agreement.

18. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel is binding upon it, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

19. Tax Reporting. Prior to execution of this Escrow Agreement, the Seller Representative shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include its Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first hereinabove stated.

KEYBANK NATIONAL ASSOCIATION

/s/ Joyce A. Apostolec
Name: Joyce A. Apostolec
Title: Assistant Vice President

HYDE PARK ACQUISITION CORP.

/s/ Laurence Levy
Name: Laurence Levy
Title: Chief Executive Officer

KCP SERVICES LLC

By: Kirtland Capital Corporation, its managing member

/s/ Michael T. DeGrandis
Name: Michael T. DeGrandis
Title: Vice President
Title:

[Signature page to Compliance Agreement Escrow]

Schedule A

Facility	Item#	Description of Work Item

Alabaster, AL	1	Construct three buildings (wash pad and containment)
	2	Finalize SPCC plan
	3	Compliance with applicable area source requirements

Arcola, TX	1	Wash pad reconstruction
	2	Contaminated soil testing, loading, transport and disposal
	3	Confirmatory soil sampling and analysis
	4	Contingency contaminated soil excavation, testing, loading, transport and disposal
	5	Contingency backfill
	6	Concrete pad for secondary containment area
	7	Waste oil transfer system (portable containers)
	8	Waste oil transfer system pump
	9	Waste oil transfer system hoses, fittings, compressed air line
	10	Fuel dispenser drip tray
	11	Clarifier / oil water separator system
	12	Installation, supervision and training for above
	13	Finalize SPCC Plan
	14	Compliance with applicable area source requirements

Carlisle, PA		None

Fontana, CA		None

Longmont, CO		None

Rochester, WA		None

Tampa, FL	1	Pre-engineered steel roof, containment building, concrete curb behind maintenance building
	2	Compliance with applicable area source requirements

General	1	Engineering oversight

[End of Exhibit A]